EXHIBIT 5.1

November 16, 2022

Aehr Test Systems

400 Kato Terrace

Fremont, CA 94539

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 350,000 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Aehr Test Systems Amended and Restated 2006 Employee Stock Purchase Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

LATHAM & WATKINS LLP

/s/ Latham & Watkins LLP